                                                                EXHIBIT 2.1






                        ASSET PURCHASE AGREEMENT






                            by and between



                             SITEMAN, INC.,
                       a California corporation
                   formed by Encanto Networks, Inc.
                     to complete this transaction



                                  and



            iXL ENTERPRISES, INC. (F/K/A/ IXL HOLDINGS, INC.),
                             iXL, INC. AND
                          iXL-SAN DIEGO, INC.,


                      each a Delaware corporation,



                      Dated as of January 29, 1999


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                         ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is dated as of January 29, 1999 by and between Siteman, Inc, a California corporation ("Purchaser") formed by Encanto Networks, Inc., a California corporation ("Encanto Networks") to complete the transaction contemplated by this Agreement, and iXL Enterprises, Inc. (f/k/a IXL Holdings, Inc.), iXL, Inc. and iXL-San Diego, Inc., each a Delaware corporation (collectively, "Sellers").

          WHEREAS, Sellers or one or more of them own and operate e-commerce solutions known as Siteman and MerchantWAVE that are engaged in the business of the development and maintenance of a Web authoring and template tool for multiple Web site management (collectively, the "Technologies"; Sellers' existing business solely in the Technologies is referred to herein as the "Business");

          WHEREAS, Purchaser desires to acquire from Sellers and Sellers desire to transfer to Purchaser, certain specified properties, assets, and rights of Sellers related to the Business, and to assume certain specified liabilities of Sellers, all upon the terms and conditions set forth in this Agreement; and

          WHEREAS, Purchaser and iXL, Inc. are executing contemporaneously herewith separate license and services agreements (collectively "L&S Agreements" and individually "License Agreement" and "Services Agreement," substantially in the form of EXHIBITS "A" AND "B," respectively), to enable Sellers to (i) utilize the patents under the Siteman and MerchantWAVE software, and utilize, develop, and license other technologies that involve or relate to e-commerce solutions and the development and maintenance of a Web authoring and template tool for multiple Web site management to the extent set forth in the License Agreement, (ii) continue offering, maintaining, and servicing the Technologies to and for third parties through a license from Purchaser and (iii) provide services to Purchaser and certain third parties (as defined in the Services Agreement, "Designees") through a Services Agreement which shall include a guarantee that Purchaser, or Encanto Networks or their Designee(s) will engage iXL, Inc. to perform a minimum of one million five hundred thousand dollars ($1,500,000) of services work, to be paid within the thirty (30) months immediately following execution of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows;

                             ARTICLE 1

                    PURCHASE AND SALE OF ASSETS

          Section 1.1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1), Sellers agree to convey, sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and assume from Sellers, all right, title and interest of Sellers at the Time of Closing in and to certain assets, properties and rights related to the Business, as follows:


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                        (a)   The customer accounts of Sellers relating to
the Business listed in SCHEDULE 1.1(a) and all customer and mailing lists relating to the Business, and all of the Sellers' rights to service with the Technologies the customer accounts listed in SCHEDULE 1.1(a);

                        (b) All interests of Sellers in the software (including, without limitation, underlying information, technology, algorithms and the like) listed on SCHEDULE 1.1(b);

                        (c) All interests of Sellers in the equipment, instruments, computer hardware and software (including, without limitation, underlying information, algorithms and the like), documentation and manuals (whether stored on a computer or in written form), software tools, tooling, and other miscellaneous assets of the Business listed on SCHEDULE 1.1(c);

                        (d) All claims and rights under the agreements, contracts, contract rights, licenses, purchase and sale orders, quotations and other executory commitments associated with the Business (collectively, the "Contracts"), including contracts related to the customer accounts listed on SCHEDULE 1.1(a) and any additional Contracts listed on SCHEDULE 1.1(C), but excluding (i) any accounts receivable of Sellers relating to the Contracts and due and payable on or before the Time of Closing ("Sellers' Accounts Receivable"); and (ii) any other agreements, contract rights, licenses, purchase and sale orders and the like relating to the Business, unless so listed, including without limitation those referred to in SCHEDULE 1.1(D) ("Retained Contracts");

                        (e) All rights, if any, under express or implied warranties from suppliers and vendors of the Sellers pertaining to the Assets, to the extent that same are assignable and such assignment does not hamper or otherwise affect Sellers' rights, duties, and obligations under the L&S Agreements;

                        (f) The names "Siteman" and "MerchantWAVE," the domain names siteman.com and merchantwave.com and mallenium.com and the goodwill of the Business connected therewith or symbolized thereby;

                        (g) All other rights, title and interest to any patents, trademarks, patent applications, trademark rights, trade secrets, information, proprietary rights, license rights, service marks, inventions, tradenames, copyrights, processes, technical information, software, licenses, designs and confidentiality agreements, logos, and customer and supplier lists pertaining to the Business, together with the goodwill associated therewith (collectively, the "Intellectual Property") as listed or described in SCHEDULE 1.1(g);

                        (h) Copies of originals of books of account, general ledgers, sales invoices, accounts payable and payroll records, drawings, advertising materials, marketing and business plans, sales training and procedures information, files, papers and all other records pertaining solely to the Business that have been prepared at or prior to the Time of Closing;

                        (i) All goodwill associated with the Business and the Technologies; and

          (j) Any other properties or assets ("Other Assets") as are listed on SCHEDULE 1.1(i).

     The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets."

     Section 1.2 SUBCONTRACT. With respect to the Retained Contracts, iXL, Inc. and Purchaser agree, subject to any requisite consents, to enter into an agreement ("Subcontract") for each Retained Contract, excluding iXL, Inc.'s contract with Endeavor Technologies, Inc. d/b/a WebMD. The form of Subcontract will be finalized within forty five (45) days after the Time of Closing. The Subcontract will include, but not be limited to, the following terms:

          (i) iXL, Inc.'s payment of all license revenue to Purchaser with respect to the Retained Contracts.

          (ii) iXL, Inc.'s payment of all access fees to Purchaser with respect to the Retained Contracts and the allocation of iXL, Inc.'s and Purchaser's responsibilities relating to hosting and web development services.

          (iii) Either party's right to terminate the Subcontract upon the other party's breach of the Subcontract.

          (iv) Purchaser's indemnification of iXL, Inc. and its related parties for Purchaser's acts or omissions in connection with performing services under the Subcontract.

          (v) Purchaser obtaining insurance in types, with such specifications, and in amounts at least equal to, the types, specifications and amounts of insurance that iXL, Inc. is required to have under the applicable Retained Contract.

     iXL, Inc. and Purchaser covenant that, as between them, Endeavor Technologies, Inc. doing business as WebMD shall remain solely a client of iXL, Inc. Relating to this client, and notwithstanding anything to the contrary herein, or in the Subcontract or L&S Agreements, no fees, including without limitation any license or access fees, shall be payable to Purchaser hereunder or under the Subcontract or L&S Agreements.

                                ARTICLE II

                             ASSUMED LIABILITIES

     Section 2.1 ASSUMED LIABILITIES. Subject to Section 2.2, Purchaser hereby agrees at the Time of Closing to assume, satisfy or perform when due all liabilities arising out of or relating to the Business under the Contracts, as provided in Section 5.2(b)(ii) or as set forth on SCHEDULE 2.1. The liabilities assumed hereunder by the Purchaser are hereinafter called the "Assumed Liabilities."

     Section 2.2 LIABILITIES NOT ASSUMED. Other than the Assumed Liabilities, and except as hereinafter provided with respect to Sellers' Accounts Receivable, Purchaser shall not assume, nor shall Purchaser or any affiliate of Purchaser be deemed to have assumed or guaranteed, any other liability or obligation of any nature of the Sellers or the Business, or claims of such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, arising out of acts or occurrences prior to the Time of Closing. Any liabilities or obligations not set forth on SCHEDULE 2.1, and therefore NOT assumed by the Purchaser are hereafter called collectively, the "Unassumed Liabilities."

                                   ARTICLE III

                                  PURCHASE PRICE

     Section 3.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and in full payment therefor, Purchaser will pay, or cause to be paid, the purchase price set forth in Section 3.2 to Sellers, and Purchaser will assume all of the Assumed Liabilities.

     Section 3.2 PAYMENT OF PURCHASE PRICE. The purchase price ("Purchase Price") to be paid or payable by Purchaser to Sellers in connection with the consummation of the transactions contemplated herein shall be as follows:

          (a) CASH CLOSING PAYMENT. Two million dollars ($2,000,000), which shall be paid by wire transfer of immediately available funds to the account of Sellers or their designee (the "Cash Closing Payment") at the Time of Closing; and in addition

          (b) PROMISSORY NOTE. A Convertible Promissory Note in the amount of five hundred thousand dollars ($500,000), substantially in the form attached hereto as Exhibit "H" ("Convertible Promissory Note") and

          (c) SERVICES AGREEMENT. An aggregate minimum of one million five hundred thousand dollars ($1,500,000) to be paid by the Purchaser, Encanto Networks, or any Designees of Purchaser in connection with the services, provided by iXL, Inc. pursuant to the Services Agreement, without any deduction or withholding whatsoever in respect of any taxes or otherwise.

     Section 3.3 TAXES. In addition to amounts specified in Section 3.2, Purchaser will pay all sales, use, transfer, privilege, excise or other taxes and all duties, whether international, national, state or local, however designated, which are levied or imposed by reason of the transactions contemplated hereby excluding, however, income taxes on profits which may be levied against Sellers.

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Section 4.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby represent and warrant to Purchaser that:

          (a) ORGANIZATION AND STANDING. Sellers have all requisite power and authority to conduct the Business and to own or lease, and to operate, the Assets, as now conducted, owned, leased and operated. Sellers are duly qualified or licensed to do business in each of the jurisdictions in which the nature of the Business or location of the Assets owned or leased and operated by them requires such qualification or licensing, and where the failure to be so qualified would reasonably be expected to have a material adverse effect on the Business or the Assets, taken as a whole ("Material Adverse Effect").

          (b)  AUTHORITY OF SELLERS.  Subject to Sections 4.1(f) and
(h)(iii), Sellers have the full legal right, power, capacity and authority to enter into this Agreement and to carry out their obligations hereunder. This Agreement has been duly executed and delivered by Sellers, and assuming the due authorization, execution, and delivery hereof by Purchaser, this Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing. The Sellers have taken all necessary and appropriate corporate action, including obtaining all necessary board or shareholder consents, with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (c) FINANCIAL STATEMENT. Sellers have delivered to Purchaser a PRO FORMA, unaudited financial statement (the "Financial Statement") as of October 31, 1998 pertaining to the Business. To the best of Sellers' knowledge, the Financial Statement fairly presents the sales or revenues of the Business as of the date thereof.

          (d) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since October 31, 1998, except as described in SCHEDULE 4.1(d), there has not been, to Sellers' knowledge:

               (i) Any material adverse change in the condition of the Assets, or to Sellers' knowledge any occurrence, circumstance or combination thereof which reasonably would be expected to result in a Material Adverse Effect;

               (ii) Any material change, other than in the ordinary course of business, made by Sellers in their accounting practices relating to the Assets or the Business;

               (iii) Any sale, lease, or disposition of, or any agreement to sell, lease or dispose of, any of the Assets, other than sales, leases or dispositions in the usual and ordinary course of the Business and other than pursuant to this Agreement;

                (iv) Any waiver, amendment, release, rescission or termination of any Contract, other than in accordance with the terms thereof, or in the usual and ordinary course of the Business or such as would not reasonably be expected to have a Material Adverse Effect;

                 (v) Any adverse relationships with vendors, suppliers or customers that may reasonably be expected to have a Material Adverse Effect;

                              (vi)    Any other material event or condition
of any character that has had a Material Adverse Effect, or would reasonably be expected to have a Material Adverse Effect; or

                              (vii)   Any agreement by the Sellers to do,
cause or effect any of the foregoing events set forth in (i) through (vi) above.

                        (e) COMPLIANCE WITH LAW. Sellers to their knowledge have materially complied, and are in material compliance, to their knowledge, with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Business or the Assets, except where failure to be in compliance therewith would not have a Material Adverse Effect. Sellers have been granted all permits from federal, state, and local government regulatory bodies necessary to operate the Business in accordance with the usual and ordinary course thereof, all of which are currently valid and in full force and effect, in either case to Sellers' knowledge and except as would not reasonably expected to have a Material Adverse Effect.

                        (f) REQUIRED APPROVALS, NOTICES AND CONSENTS. Except as set forth on SCHEDULE 4.1(f), as indicated on SCHEDULE 1.1(a) OR
(c), or as would not reasonably be expected to have a Material Adverse Effect, no consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the consummation by Sellers of the transactions contemplated by this Agreement.

                        (g)   INTELLECTUAL PROPERTY.

                              (i)     Sellers are licensed or are otherwise
entitled to exercise, without material restriction, all rights to all Intellectual Property listed in SCHEDULE 1.1(g), in its present form and as used in the Business, to Sellers' knowledge without any conflict with or infringement of the rights of others except as disclosed in a Schedule.

                              (ii)    Listed on SCHEDULE 4.1(g)(ii) are: (A)
Sellers' rights in the Intellectual Property (the "Intellectual Property Rights"); (B) the jurisdiction(s) in which an application for patent or application for registration of each such Intellectual Property Right has been made, including the respective application numbers and dates; (C) the jurisdiction(s) in which each such Intellectual Property Right has been patented or registered, including the respective patent or registration numbers and dates; and (D) all licenses, sublicenses and other agreements to which Sellers or one or more of them are parties and pursuant to which any other party is authorized to use copies of Sellers' source code or object code in the Technologies, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code or object code. To Sellers' knowledge, Sellers or one or more of them have delivered to Purchaser or Purchaser's counsel copies of all licenses, sublicenses and other agreements identified pursuant to clause (D) of this subparagraph.

                              (iii)   Sellers or one or more of them are the
owner of, with all right, title and interest in and to, free and clear of any Liens (as hereinafter defined), except as described in SCHEDULE 4.1(g)(iii) or as would not have a Material Adverse Effect (either of the foregoing, a "Permitted Lien"), the Intellectual Property Rights, and have the rights to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby. Sellers have taken commercially reasonable and necessary steps, including the filing and prosecution of patent and trademark applications to perfect and protect their interest in the Intellectual Property Rights, and to Sellers' knowledge, Sellers have the exclusive right to file, prosecute and maintain such applications and the patents and registrations that issue therefrom except as disclosed therein.

                              (iv)    To Sellers' knowledge, all applied for
patents, issued patents, unregistered and registered trademarks and service marks assigned hereunder, and all registered and unregistered copyrights in and to the Intellectual Property Rights, held by Seller, are valid and enforceable, except as disclosed in SCHEDULE 4.1(g)(iv).

                              (v)     Sellers have no knowledge of past or
present use, infringement or misappropriation of any of the Intellectual Property Rights by any third party service provider of Sellers or, to Sellers' knowledge, by any other third party, except as disclosed in SCHEDULE 4.1(g)(v).

                              (vi)    To Sellers' knowledge, no person has
asserted or threatened to assert any claims with respect to the Intellectual Property Rights (A) contesting the right of Sellers to use, exercise, sell, license, transfer or dispose of any Intellectual Property Rights or any products, processes or materials covered thereby; or (B) challenging the ownership, validity or enforceability of any of the Intellectual Property Rights. To Sellers' knowledge, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by Sellers.

                              (vii)   Sellers to their knowledge are in
material compliance with all conditions of all such licenses, sublicenses and other agreements, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. Sellers have no knowledge of any assertion, claim or threatened claim that Sellers have breached any terms or conditions of such licenses, sublicenses or other agreements such as would reasonably be expected to have a Material Adverse Effect.

                              (viii)  Sellers have the right to sell, assign,
transfer or convey the Intellectual Property Rights to Purchaser pursuant to the terms hereof. To Sellers' knowledge, Sellers are not, nor will they, as a result of the execution and delivery of this Agreement or the performance of Sellers' obligations hereunder, be in violation of, nor shall they lose or in any way impair, any material rights pursuant to any license, sublicense or agreement pertaining to the Business, other than in accordance herewith. If so required by the terms of any licenses, sublicenses or other agreements with respect to the Intellectual Property Rights to be assigned to Purchaser hereunder, Sellers have secured or will exercise commercially reasonable efforts to secure promptly valid written consents from the licensors of such Intellectual Property Rights to the assignment, transfer or conveyance of such Intellectual Property Rights, and the licenses, sublicenses or other agreements governing such Intellectual Property Rights, to Purchaser pursuant to the terms of this Agreement and at Purchaser's sole expense.

                              (ix)    Except as disclosed in connection
herewith, Sellers have no knowledge of claims to the effect that the manufacture, marketing, license, sale or use of any Intellectual Property Right in its present form and as now used by Sellers infringes any copyright, patent, trademark, service mark, trade secret or other intellectual property right of any third party or violates any license or agreement with any third party. Sellers to their knowledge have not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, trade secret rights, copyrights or other intellectual property rights in the Business and which has not been finally terminated prior to the date hereof; there are no such charges or claims in the Business outstanding; and Sellers do not have any outstanding restrictions or infringement liability with respect to any patent, trade secret, trademark, service mark, copyright or other intellectual property right of another directly involving the Business, except as disclosed in connection herewith.

                              (x)     To Sellers' knowledge, Sellers have
taken commercially reasonable and necessary steps to protect and preserve the confidentiality of all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, all other processes not otherwise protected by patents or patent applications, source code, object code, program listings and trade secrets owned by Sellers and used in the Business (the
"Confidential Information"), including without limitation the marking of Confidential Information with appropriate "Proprietary" or "Confidential" legends, the establishment of policies for the Confidential Information, and the issuance of nondisclosure agreements or agreements with confidentiality provisions to parties receiving Confidential Information. To Sellers' knowledge, all use, disclosure or appropriation of Confidential Information owned by Sellers by or to a third party has been pursuant to the terms of a written agreement between Sellers or one or more of them and such third party. Sellers know of no breaches or claims relating to Sellers' nondisclosure agreements or other agreements relating to the handling, disclosure and use of Confidential Information.

                        (h)   CONTRACTS AND COMMITMENTS.

                              (i)     There is set forth on SCHEDULE 1.1(a) a
list of parties with outstanding Contracts that pertain to the Business (excluding the Retained Contracts), to which any of Sellers is a party or to which any of the Assets is subject.

                              (ii)    Other than as disclosed in connection
herewith, Sellers have performed all of their obligations under the terms of each material Contract and are not in default thereunder. No event or omission has occurred which, but for the giving of notice or lapse of time or both, would constitute a default by any party thereto under any such Contract, where such default by any party would reasonably be expected to have a Material Adverse Effect. Each such Contract is in full force and effect and, to Sellers' knowledge, valid and binding on all parties thereto. Sellers have received no notice of default, cancellation or termination in connection with any such Contract, and are not aware that any such action is threatened.

                              (iii)   SCHEDULES 1.1(a) OR 4.1(f) indicate all
Contracts that require a novation or consent to assignment, as the case may be, so that Purchaser may be made a party in place of Sellers, as the case may be, or as assignee (the "Contracts Requiring Novation or Consent to Assignment"). To Sellers' knowledge, such list is complete, accurate and includes every Contract of which the failure to obtain such novation or consent to assignment would have a material adverse effect on Purchaser's ability to operate the Business.

                        (i)   ASSETS. The Assets (including without
limitation the Intellectual Property Rights and the Contracts) include all of the intangible assets necessary to Sellers' operation of the Business in substantially the same manner as the Business was operated by Sellers prior to the Time of Closing.

                        (j) OPERATING CONDITION OF ASSETS. All of the Assets to be transferred to Purchaser hereunder are in good operating condition and repair (normal wear and tear excepted) at the time of execution of this Agreement, with Purchaser accepting risk of loss and/or damage for any Assets upon execution of this Agreement.

                        (k)   TITLE TO THE ASSETS.

                              (i)     Except as set forth on SCHEDULE 4.1(k),
Sellers have good and marketable title to the Assets, free and clear of any pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever excluding capital leases identified on
SCHEDULE 4.1(k) (collectively, the "Liens") except for Permitted Liens.

                              (ii)    At the Closing, Purchaser will obtain
good and marketable title to the Assets, free and clear of all Liens except for Permitted Liens.

                        (l) LITIGATION. Except as set forth in Schedule 4.1(l), there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Sellers' knowledge, threatened against Sellers pertaining to the Business or the Assets, at law or in equity, before any federal, state, local or foreign court, regulatory agency or other governmental authority.

                        (m)   NO CONFLICT OR DEFAULT. Except as set forth in
Schedule 4.1(m), neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, will materially conflict with or result in the material breach of any term, condition or provision of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Sellers or any of them are a party or by which they or any of the Assets are or may be bound, or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder or, to Sellers' knowledge, violate any statute, regulation or ordinance of any governmental authority.

                        (n) BROKERS' AND FINDERS' FEES. Sellers are not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transactions contemplated hereby.

                        (o) CUSTOMERS. SCHEDULE 1.1(a) AND (d) together list all customers of Sellers with respect to the Business. Prior to the Time of Closing, Sellers shall furnish Purchaser with complete and accurate copies or descriptions of all current agreements with those of such customers under Contracts.

                        (p) BOOKS AND RECORDS. To Sellers' knowledge, the books and records of Sellers to which Purchaser and its accountants and attorneys have been given access fairly reflect the underlying facts and transactions in all material respects.

                        (q) COMPLETE DISCLOSURE. No representation or warranty by Sellers in this Agreement, and no written statement of fact furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

          Section 4.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser hereby represents and warrants to Sellers that:

                        (a) ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Purchaser has all requisite power and authority to execute its duties and obligations hereunder. Purchaser is duly qualified or licensed to do business in each of the jurisdictions where the nature of the Business or location of the Assets would require such qualification or licensing, and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

                        (b) AUTHORITY OF PURCHASER. The Purchaser has full legal right, power, capacity, and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Purchaser, and assuming due authorization, execution, and delivery by Sellers, this Agreement constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing. The Purchaser has taken all necessary and appropriate corporate action, including obtaining all necessary board or shareholder consents, with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                        (c) LITIGATION. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to Purchaser's knowledge, threatened against the Purchaser relating to this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local or foreign court, or regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby or claim damages as a result of this Agreement or the transactions contemplated hereby.

                        (d) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including, without limitation, the consummation of the transactions contemplated hereby, will conflict with or result in the breach of any term, condition or provision of Purchaser's Articles of Incorporation or Bylaws, or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Purchaser is a party or by which Purchaser either is or may be bound or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or to Purchaser's knowledge, violate any statute, regulation or ordinance of any governmental authority.

                        (e) BROKERS' AND FINDERS' FEES. The Purchaser is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

                        (f) COMPLIANCE WITH LAW. Purchaser has materially complied, and is in material compliance, to their knowledge, with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to Purchaser's obligations and duties hereunder. Purchaser has been granted all necessary permits from federal, state, and local government regulatory bodies necessary to use, license and offer the Technologies, all of which are currently valid and in full force and effect, in either case to Purchaser's knowledge.

                        (g) COMPLETE DISCLOSURE. No representation or warranty by Purchaser in this Agreement, and no written statement of fact furnished to Sellers or any of them pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

                        (h) REQUIRED APPROVALS, NOTICES OR CONSENTS. Except as set forth on SCHEDULE 4.2(h), no consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the consummation by Purchaser of the transactions contemplated by this Agreement.

                                  ARTICLE V

                                  COVENANTS

          Section 5.1 CONFIDENTIALITY. Purchaser and iXL Enterprises, Inc. will execute a confidentiality agreement or non-disclosure agreement in the form of EXHIBIT "C". Upon agreement of the parties, Sellers and/or Purchaser will disseminate a mutually agreeable press release or announcement concerning the transactions contemplated by this Agreement.

          Section 5.2   PURCHASER'S COVENANTS.

                        (a) SELLERS' ACCOUNTS RECEIVABLE. Purchaser acknowledges that all Sellers' Accounts Receivable arising prior to the Time of Closing shall remain the property of Sellers, and that Purchaser shall not acquire any beneficial right or interest therein. For a period of forty-five
(45) days from the Time of Closing ("Collection Period"), Purchaser shall use commercially reasonable efforts to collect the Accounts Receivable in the normal and ordinary course of the Business and will apply all such amounts collected to the debtor's oldest account receivable first. Purchaser's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency, or any other extraordinary means of collection. Any amounts relating to the Accounts Receivable that are paid directly to the Sellers shall be retained by Sellers, but Sellers shall provide Purchaser with prompt notice of any such payment. At the end of the 45-day Collection Period, (i) Purchaser shall make a payment to Sellers equal to the amount of all collections of Sellers' Accounts Receivable during such period; and (ii) any remaining Sellers Accounts Receivable shall be returned to Sellers for collection.

                        (b) EMPLOYEES. Set forth on SCHEDULE 5.2(b) is a list of employees of the Sellers to whom Purchaser may make an offer of employment in a position comparable in substance and compensation to such employee's current position. Purchaser will negotiate in good faith to hire the employees on SCHEDULE 5.2(b) and will provide incentives to such employees consistent with the policies regarding other employees of Purchaser. Sellers have no duty or obligation in connection with Purchaser's offer of employment to any of Sellers' employees. Purchaser shall not, directly or indirectly (including without limitation through any of its affiliates) solicit, attempt to solicit, or assist any third party to solicit any employee of Sellers except those listed on SCHEDULE 5.2(b) to terminate his or her employment with Sellers or to accept employment with Purchaser or any of its affiliates.

                        Within 30 days of the Time of Closing, Purchaser shall furnish Seller with a complete and accurate list in writing, of those employees of Sellers who have accepted Purchaser's offer of employment in accordance herewith ("Transferred Employees"), including their end-date in Sellers' employ and, if different, their start date in Purchaser's employ. As to Transferred Employees:

                              (i)     Sellers shall be responsible for and
shall pay their salaries and other compensation for services rendered to Sellers while in their employ. Purchaser shall be solely responsible for and shall pay their salaries and other compensation on or after their start date in Purchaser's employ.

                              (ii)    The hardware listed after each
respective Transferred Employee's name on Schedule 5.2(b) will be conveyed by Sellers to Purchaser (i) for no additional consideration; (ii) AS IS, COVERED BY NO WARRANTIES WHATSOEVER, AND SUBJECT TO THE EXCLUSION OF WARRANTIES set forth in Section 9.3; and (iii) subject to all existing encumbrances or other Liens. Sellers and Purchaser will execute and deliver a Bill of Sale and Assignment, as necessary to convey such hardware.

                        (c) SERVICES AGREEMENT. The Purchaser, Encanto Networks, or any Designees shall purchase from Sellers an aggregate minimum of one million five hundred thousand dollars ($1,500,000), to be paid to Sellers in connection with the services (as defined in the Services Agreement) provided by Sellers to Purchaser, Encanto Networks or their Designees pursuant to the Services Agreement within the 30-month period commencing with the execution hereof. If at the end of such thirty (30) month period, Sellers have not received an aggregate of at least one million five hundred thousand dollars ($1,500,000) for services performed by or on behalf of Sellers pursuant to the Services Agreement (without any deduction or withholding whatsoever in respect of any taxes or otherwise), then Purchaser shall pay Sellers the difference between (i) one million five hundred thousand dollars ($1,500,000), and (ii) the total aggregate fees paid by Purchaser, Encanto Networks or their Designees to Sellers for such services during the entire thirty (30) month period after the execution hereof, such difference to be paid to Sellers in a lump sum payment immediately at the end of such thirty
(30) month period.

                        (d) LICENSE AGREEMENT. The Purchaser shall grant Sellers a license pursuant to the terms of the License Agreement, to enable Sellers to (i) utilize the patents under the Siteman and MerchantWAVE software and utilize, develop, and license other technologies that involve or relate to e-commerce solutions and the development and maintenance of a Web authoring and template tool for multiple Web site management to the extent set forth in the License Agreement, (ii) continue offering, maintaining, and servicing the Technologies to and for third parties through a license from Purchaser and (iii) provide services to Purchaser, Encanto Networks and their Designees.

                        (e) CONVERTIBLE PROMISSORY NOTE. The Purchaser shall fulfill all of its obligations under the Convertible Promissory Note. The Purchaser shall not, prior to payment, or conversion, in full of the Convertible Promissory Note, issue any other note nor incur any indebtedness, in either case senior to, or on a par with, as to security or to payment of principal or interest, the Convertible Promissory Note.

          Section 5.3   SELLERS' COVENANTS.

                        (a) ACCESS TO INFORMATION. Upon reasonable notice, Sellers will give Purchaser and its Representatives (as such term is defined below) full access, during normal business hours, to all of the properties, books, contracts, commitments and records pertaining to the Business and the Assets, provided that such access shall not unreasonably interfere with the normal operations of the Business, and Sellers will use commercially reasonable efforts to furnish to Purchaser and its officers, directors, employees, agents or representatives (collectively, "Representatives") during such period all such information concerning the Business or the Assets as Purchaser may reasonably request; PROVIDED, HOWEVER, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by Sellers in this Agreement, and PROVIDED, FURTHER, that any material assistance to Purchaser shall be provided on a time and materials basis.

                        (b) POST CLOSING ASSISTANCE. For a period of forty-five (45) days after the Time of Closing, Sellers shall use their commercially reasonable efforts (limited to iXL's Solutions Set group) to cooperate with Purchaser in transitioning and maintaining the operation and conduct of the Business in the same manner as the Business was operated and conducted prior to the Time of Closing; PROVIDED, that Purchaser is using its best efforts to do so. Purchaser shall reimburse Sellers for their reasonable photocopying, travel (based on coach fares when available and reasonable meals and lodging), postage, overnight courier or other expedited delivery costs, and other such expenses incurred. After such forth-five (45) day period, Purchaser shall pay to Sellers, on a time and materials basis, the cost of any additional post closing assistance.

                        (c) CERTAIN HEALTH BENEFITS; COBRA. Sellers shall be responsible for compliance with the health care continuation coverage requirements of COBRA applicable to employees of Sellers. Sellers shall be responsible for any associated notice requirements for employees of the Business who are terminated on or prior to the Time of Closing.

                        (d) USE OF NAME. Except as provided in the License Agreement, from and after the Time of Closing, neither Sellers nor any person, firm or corporation affiliated with Sellers or acting pursuant to Sellers' actual authority shall use the names "Siteman" or "MerchantWAVE", or any name confusingly similar to such names, in any manner without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Sellers shall execute and/or file any documents, certificates or instruments reasonably necessary to authorize and permit Purchaser's use of the names "Siteman" and "MerchantWAVE."

                                 ARTICLE IV

                                  CLOSING

          Section 6.1 TIME OF CLOSING. The transactions contemplated by this Agreement shall be completed on the first business day on which the last of the conditions contained in Article VII hereof is fulfilled or waived (the "Time of Closing"), unless otherwise agreed to by Purchaser and Sellers. The Closing shall take place at such place as agreed to by Purchaser and Sellers. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

          Section 6.2 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver to Purchaser the following:

                        (a)   A good and sufficient Bill of Sale and
Assignment for the Assets in substantially the form of EXHIBIT "D", duly executed by Sellers, selling, delivering, transferring and assigning to Purchaser all of Sellers' right, title and interest to the Assets, free and clear of all Liens except for Permitted Liens;

                        (b) An Assignment and Assumption of Contracts in the form of EXHIBIT "E", duly executed by Sellers;

                        (c) An Assignment and Assumption of Registered Trademarks in the form of EXHIBIT "F", duly executed by Sellers; and

                        (d)   The L&S Agreements, duly executed by Sellers.

          Section 6.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

                        (a) The Closing Cash Payment, the Convertible Promissory Note and the L&S Agreements, duly executed by the Purchaser;

                  (b) The Bill of Sale and Assignment, the Assignment and Assumption of Contracts and the Assignment and Assumption of Registered Trademarks, each as described in Section 6.2, duly executed by Purchaser; and

                  (c) An Assumption Agreement, in the form of EXHIBIT "G," duly executed by Purchaser.

          Section 6.4 FURTHER ASSURANCES. At or after the Closing, each party shall each prepare, execute and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment or transfer and shall take or cause to be taken such other or further action as any party shall reasonably request of any other party at any time or from time to time as necessary in order to perfect, confirm or evidence in the Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

          Section 6.5 PASSAGE OF TITLE AND RISK OF LOSS. Notwithstanding anything to the contrary herein, to the extent that Purchaser is unable to take possession of any Assets for a reasonable period (not to exceed 45 days) post-Closing, Sellers will use commercially reasonable efforts to continue operating the business in the ordinary course, subject to the L&S Agreements. As to all Assets (including those referred to in the preceding sentence), Purchaser shall take title and assume risk of loss at Closing.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO OBLIGATIONS

          Section 7.1 CONDITIONS TO OBLIGATIONS OF PRCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Section 4.1 shall be true and correct at and as of the Time of Closing (except for such representations and warranties which speak as of another time).

                  (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Sellers at or prior to the Time of Closing shall have been fully performed and complied with, including the delivery of the instruments and documents in accordance with Section 6.2.

                  (c) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. Neither party shall have knowledge of any pending investigation, action, suit or proceeding challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

                  (d) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.

                  (e) CONSENTS. Sellers shall have received all requisite material consents and approvals of all lenders, lessors, and other third parties whose consent or approval is required in order for Sellers to consummate the transactions contemplated by this Agreement.

                  (f)   RELEASE OF LIENS. Subject to Sections 4.1(f) and
(h)(iii), all material liens on and security interests in the Assets (excluding Permitted Liens) shall have been terminated and released, and the Sellers shall have provided Purchaser with copies of duly executed UCC-3 termination statements effecting such terminations and releases.

                  (g) L&S AGREEMENTS. Sellers shall have delivered to Purchaser the executed L&S Agreements.

          Section 7.2 CONDITIONS TO OBLIGATIONS OF SELLERS. Each and every obligation of Sellers to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Sellers):

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 4.2 shall be true and correct at and as of the Time of Closing (except for such representations and warranties which speak as of another time).

                  (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Purchaser at or prior to the Time of Closing shall have been fully performed and complied with, including the delivery of the instruments and documents in accordance with Section 6.3.

                  (c) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. Neither party shall have knowledge of any pending lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

                  (d) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered or to be delivered to Sellers under this Agreement shall be reasonably satisfactory to the Sellers and their counsel in all respects.

                  (e) PURCHASE PRICE. Purchaser shall have delivered to Sellers the Closing Cash Payment, the Convertible Promissory Note and the executed L&S Agreements.

                  (f) CONSENTS. Sellers shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for Sellers to consummate the transactions contemplated by this Agreement.

                                ARTICLE VIII

                              INDEMNIFICATION

          Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements (collectively, "Obligations") made by any party hereto or in any Exhibit or Schedule (all of which Exhibits and Schedules are incorporated herein by reference), shall survive the execution and delivery of this Agreement and the Closing hereunder for 18 months, except for (i) Purchaser's post-Closing payment obligation described in Section 3.2(b), and Purchaser's obligations under or with respect to the Convertible Promissory Note, each of which shall survive until satisfied; and (ii) any longer period, as applicable, specified in the License or Services Agreements. Neither the period of survival nor the liability of any party with respect to such party's Obligations shall be reduced by any investigation made at any time by or on behalf of any party. If written notice of a claim made in good faith (specifying with reasonable particularity the circumstances of such claim) has been given within such survival period by a party in whose favor such Obligations, have been made to the party that made such Obligations, then the relevant Obligations shall survive as to such claim, until the claim has been finally resolved.

          Section 8.2 INDEMNIFICATION BY SELLERS. Except as otherwise limited by this Article and subject to Section 9.2, the Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the Sellers for any and all liabilities, obligations, losses, damages, claims, suits, actions, demands, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) (hereinafter a "Purchaser's Loss") asserted against, imposed upon or incurred or suffered by the Purchaser, arising out of or resulting from:

                  (a) any inaccuracy in, breach, violation, default or nonfulfillment of any of the representations, warranties, agreements or covenants made by the Sellers contained herein or in any document delivered by the Sellers pursuant to this Agreement (excluding the L&S Agreements) or the transactions contemplated hereby;

                  (b) any claim against the Business relating to the Business or the Assets to the extent that such claim is based upon or arises out of any event occurring prior to the Time of Closing, except as otherwise provided in the L&S Agreements; and

                  (c)   any of the Unassumed Liabilities.

          Section 8.3 INDEMNIFICATION BY PURCHASER. Except as otherwise limited by this Article and subject to Section 9.2, the Sellers and their respective affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the Purchaser for any and all liabilities, obligations, losses, damages, claims, suits, actions, demands, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) (hereinafter a "Sellers' Loss"), asserted against, imposed upon or incurred or suffered by the Sellers or any of them, arising out of or resulting from:

                  (a) any inaccuracy in, breach, violation, default or nonfulfillment of any of the representations, warranties, agreements or covenants made by the Purchaser contained herein (including, without limitation, non-payment of the Purchase Price or any portion thereof) or in any document delivered by the Purchaser pursuant to this Agreement (excluding the L&S Agreements) or the transactions contemplated hereby; and

                  (b) any claim against the Business relating to the Business or the Assets to the extent that such claim is based upon or arises out of any event occurring on or after the Time of Closing, except as otherwise provided in the L&S Agreements.

          Section 8.4   GENERAL INDEMNIFICATION PROVISIONS.

                  (a) For the purposes of this Agreement, the term "Indemnitee" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Sections 8.2 or 8.3, as the case may be, the term "Indemnitor" shall refer to the Person or Persons having the obligation to indemnify pursuant to such provisions and "Losses" shall refer to the Sellers' Losses or the Purchaser's Losses, as the case may be. Nothing in this Section or in this Agreement shall make either party liable for indemnification for amounts of Loss that, with reasonable commercial efforts, the Indemnitee could satisfy through applicable insurance and/or insurance proceeds.

                  (b) An Indemnitee shall give, within thirty (30) calendar days, the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Indemnitor under this Article with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor notice of such Third Party Claim within thirty (30) calendar days (PROVIDED, HOWEVER, that failure to give such notice shall not preclude indemnification under this Article VIII unless there is actual prejudice to the rights of the Indemnitor) and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Losses that may result from such Third Party Claims (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnitee within five calendar days; PROVIDED, HOWEVER, that if the Indemnitee shall determine that its interests conflict with those of the Indemnitor, the Indemnitee shall be entitled to be represented at the Indemnitee's expense by separate counsel of its choice and to participate in the defense of any such Third Party Claim. In the event the Indemnitor exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitor's expense, all such witnesses, records, materials and information in the Indemnitor's possession or under the Indemnitor's control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof that involves the payment of money only and for which the Indemnitee is released by the third party claimant and is totally indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that if a Third Party Claim is brought that relates in part to matters for which indemnification pursuant to this Agreement may be available and in part to matters for which such indemnification may not be available, a party may settle any segregable portion of such Third Party Claim as to which such indemnification may not be available. Similarly, no Third Party Claims that is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor; PROVIDED, HOWEVER, that, if a Third Party Claim is brought that relates in part to matters for which indemnification pursuant to this Agreement may be available and in part to matters for which such indemnification may not be available, a party may settle any segregable portion of such Third Party Claims to which such indemnification may not be available.

                                 ARTICLE IX

              LIMITATION OF LIABILITY AND EXCLUSION OF WARRANTIES

          Section 9.1 LIABILITY LIMIT. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY INDIRECT, SPECIAL, INCIDENTAL CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST DATA, BUSINESS, OR PROFITS, OR (II) FOR COST OF PROCUREMENT OF SUBSITITUTE GOODS, BUSINESS OR SERVICES, EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

          Section 9.2 DOLLAR LIMIT. EXCEPT FOR PURCHASER'S OBLIGATIONS TO PAY SELLERS THE PURCHASE PRICE UNDER ARTICLE III OF THIS AGREEMENT (INCLUDING THE CASH CLOSING PAYMENT, THE $500,000 CONVERTIBLE PROMISSORY NOTE AND THE ADDITIONAL $1.5 MILLION PAYMENT), NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ARTICLE
VIII) UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS (A) IN EXCESS OF AN AMOUNT EQUAL TO A MAXIMUM OF TWO MILLION DOLLARS ($2,000,000) IN THE AGGREGATE, PROVIDED, HOWEVER, THAT AS TO SELLERS' LIABILITY, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE SERVICES AGREEMENT, SELLERS SHALL BE ENTITLED TO OFFSET AGAINST THAT MAXIMUM THE AGGREGATE VALUE OF ANY SERVICES THAT THEY HAVE PERFORMED IN CONNECTION WITH THE SERVICES AGREEMENT FOR WHICH THEY HAVE NOT RECEIVED PAYMENT THEREUNDER; OR (B) UNLESS THE AGGREGATE OF ALL PURCHASER'S LOSSES OR SELLERS' LOSSES, AS THE CASE MAY BE, FOR WHICH SELLERS OR PURCHASER, RESPECTIVELY, WOULD BE LIABLE BUT FOR THIS

CLAUSE EXCEEDS, ON A CUMULATIVE BASIS, AN AMOUNT EQUAL TO TWENTY-FIVE THOUSAND DOLLARS ($25,000).

          Section 9.3 EXCLUSION OF WARRANTIES. APART FROM THE SPECIFIC WARRANTIES SET OUT HEREIN, ALL SERVICES AND PRODUCTS, INCLUDING BUT NOT LIMITED TO THE ASSETS AND THE INTELLECTUAL PROPERTY OR ANY PORTION THEREOF, PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS. NEITHER SELLERS NOR ANY OF THEIR AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS, AGENTS OR LICENSORS WARRANTS THAT THE SERVICES OR PRODUCTS, INCLUDING BUT NOT LIMITED TO THE ASSETS AND THE INTELLECTUAL PROPERTY OR ANY PORTION THEREOF, PROVIDED PURSUANT TO THIS AGREEMENT WILL BE UNINTERRUPTED OR FREE FROM ERRORS, DEFECTS, AND PROBLEMS, NOR DOES SELLERS WARRANT THAT CERTAIN RESULTS MAY BE OBTAINED BY PURCHASER IN CONNECTION WITH THE SERVICES OR PRODUCTS INCLUDING BUT NOT LIMITED TO THE ASSETS AND THE INTELLECTUAL PROPERTY OR ANY PORTION THEREOF. SELLERS AND THEIR AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS, AGENTS AND LICENSORS MAKE NO WARRANTY, GUARANTEE OR REPRESENTATION EITHER EXPRESS OR IMPLIED REGARDING THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SERVICES OR PRODUCTS, INCLUDING BUT NOT LIMITED TO THE ASSETS AND THE INTELLECTUAL PROPERTY OR ANY PORTION THEREOF, PROVIDED UNDER THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY STATED HEREIN, SELLERS DO NOT MAKE ANY WARRANTY OR GUARANTEE FOR ANY THIRD PARTY PRODUCTS OR SERVICE.

                                 ARTICLE X

                         MISCELLANEOUS PROVISIONS

          Section 10.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 10.1. Any party delivering notice to Sellers shall deliver a copy to T. William Alvey, III, Esq., Assistant General Counsel, iXL, Inc. 1888 Emery Street, Atlanta, Georgia, 30318, with an additional copy to James
S. Altenbach Esq., Minkin & Snyder, One Buckhead Plaza, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305. Any party delivering notice to Purchaser shall deliver a copy to Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94303, Attn: Thomas W. Kellerman, Esq. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.


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

          Section 10.2 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, the documents referred to herein, and the documents executed contemporaneously hereto at the Time of Closing, including but not limited to the Convertible Promissory Note, the L&S Agreements between the parties, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to such subject matter.

          Section 10.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Sellers and Partner and their respective successors and permitted assigns.

                  (a) Neither party may assign any right under this Agreement, and any purported assignment will be null and void and a breach of this Agreement, except for the following:

                        (i) Either party may assign some or all of its rights and/or delegate some or all of its obligations under this Agreement with the express prior written consent of the other party, which may be granted or withheld in the other party's sole discretion.

                        (ii) Either party may assign all of its rights indivisibly to an affiliate. The affiliate in question must agree in writing to comply with the assigning party's obligations under, and to be bound by, this Agreement and the other agreements contemplated herein.

                        (iii) Either party may assign all of its rights indivisibly in connection with a sale or other disposition of substantially all the assets of the assigning party's business relating to the Licensed Software to a single acquiring person or entity. The acquiring person or entity must agree in writing to comply with the assigning party's obligations under, and to be bound by, this Agreement and the other agreements contemplated herein.

                  (b) Notwithstanding the foregoing, any of the following occurrences shall not be deemed an assignment or otherwise in violation of this Section 10.3 or this Agreement:

                        (i) an occurrence which involves a reorganization or restructuring of either party or a conversion by either party into another form of legal entity (such as to or from a limited liability company) if following such occurrence more than fifty percent (50%) of the then outstanding shares or membership interests of such party are owned directly or indirectly by all or substantially all of the individuals or entities who were beneficial owners of such party immediately prior to such occurrence;

                        (ii) there is a transfer of shares or securities pursuant to a contractual obligation with an investor, as a result of the exercise of rights by such investor pursuant to any agreement valid and existing as of the Time of Closing; or

                        (iii) any transactions in the ordinary course of business resulting from or related to an initial public offering, or the free trade of shares on any public market.

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


          Section 10.4 EXPENSES OF TRANSACTION; TAXES. Purchaser and Sellers shall each bear and pay all costs and expenses respectively incurred by each of them on their behalf in connection with this Agreement, including, without limitation, fees and expenses of their own financial consultants, accountants and counsel. Purchaser shall pay all applicable sales, use, excise, transfer, documentary and any other similar taxes arising out of the purchase and sale of the Assets.

          Section 10.5 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          Section 10.6 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 10.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          Section 10.8 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

          Section 10.9 ARBITRATION; ATTORNEYS' FEES. Any dispute arising out of this Agreement shall be finally settled by arbitration in Santa Clara, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by mutual agreement of the Purchaser and the Sellers.
There shall be limited discovery prior to the arbitration hearing as follows:
(a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. If any arbitration or action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained under this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and disbursements in addition to any other relief to which it may be entitled.

         Section 10.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 10.11 SELLERS' KNOWLEDGE. Notwithstanding anything to the contrary herein, any reference to knowledge of Sellers, including without limitation in connection with any representation or warranty so qualified, shall be understood to mean the actual knowledge of Blake Patton, Mark Swanson, Dave Hendrix and the management of the Siteman business.

         Section 10.12 CHOICE OF LAWS. This agreement shall be governed, construed, and interpreted in accordance with the laws of the State of California excluding its conflicts of law principles.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                       SITEMAN, INC.

                                       By:/s/ Gari Cheever
                                          ------------------------
                                          Name: Gari Cheever
                                         Title: President
                                       Address:

                                       c/o Encanto Networks, Inc.
                                       2953 Bunker Hill Lane, Fourth Floor
                                       Santa Clara, CA 95054
                                       Fax:

                                       iXL ENTERPRISES, INC.

                                       By:/s/ U Bertram Ellis, Jr.
                                          ------------------------
                                        U. Bertram Ellis, Jr., Chairman and CEO
                                       Address:

                                       1888 Emery Street
                                       Atlanta, GA 30318-2573
                                       Fax: (404) 267-3801

                                       iXL, INC.

                                       By: /s/ U Bertram Ellis, Jr.
                                          ------------------------
                                          Name: U. Bertram Ellis, Jr.
                                          Title: Director
                                       Address:

                                       1888 Emery Street
                                       Atlanta, GA 30318-2573
                                       Fax: (404) 267-3801

                                       iXL, SAN DIEGO, INC.

                                       By: /s/ U Bertram Ellis, Jr.
                                          ------------------------
                                          Name: U. Bertram Ellis, Jr.
                                          Title:
                                       Address:
                                       Fax: